SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

The Goldman Sachs Group, Inc.	Goldman Sachs Capital II

(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware

(State of incorporation or organization)	(State of incorporation or organization)

13-4019460	20-6109939

(IRS Employer Identification No.)	(IRS Employer Identification No.)

85 Broad Street, New York, New York	c/o The Goldman Sachs Group, Inc. 85 Broad Street, New York, New York

(Address of principal executive offices)	(Address of principal executive offices)

10004	10004

(Zip Code)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

5.793% Fixed-to-Floating Rate Normal Automatic Preferred Enhanced Capital Securities (and guarantees with respect thereto)	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: 333-130074 and 333-130074-05 (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURE
EX-99.3: CERTIFICATE OF DESIGNATIONS - SERIES E PREFERRED STOCK
EX-99.4: SECOND SUPPLEMENTAL INDENTURE
EX-99.5: AMENDED AND RESTATED DECLARATION OF TRUST - GS CAP II
EX-99.6: STOCK PURCHASE CONTRACT AGREEMENT - SERIES E PREFERRED STOCK
EX-99.7: GUARANTEE AGREEMENT - GS CAP II
EX-99.8: COLLATERAL AGREEMENT - GS CAP II

Item 1. Description of Registrant’s Securities to be Registered.
     The descriptions of the 5.793% Fixed-to-Floating Rate Normal Automatic Preferred Enhanced Capital Securities (the “Normal APEX”) set forth under the sections “Description of the APEX,” “Description of the Stock Purchase Contracts,” “Certain Other Provisions of the Stock Purchase Contract Agreement and the Collateral Agreement,” “Description of the Junior Subordinated Notes,” “Description of the Guarantee,” “Relationship among APEX, Junior Subordinated Notes, Series E Preferred Stock, Stock Purchase Contracts and Guarantee” and “Description of the Series E Preferred Stock” in the final prospectus supplement dated May 8, 2007, filed with the Securities and Exchange Commission on May 10, 2007, and under the sections “Description of Debt Securities We May Offer”, Description of Preferred Stock We May Offer” and “Description of Capital Securities and Related Instruments” in the accompanying prospectus dated December 5, 2006, in connection with the automatic shelf registration statement (the “Registration Statement”) on Form S-3 (No. 333-130074) of The Goldman Sachs Group, Inc. and Goldman Sachs Capital II, filed on December 2, 2005, are incorporated herein by reference. The Normal APEX are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. to the extent described in the final prospectus supplement.
Item 2. Exhibits.
1.	The Subordinated Debt Indenture, dated as of February 20, 2004, between The Goldman Sachs Group, Inc. and The Bank of New York, as trustee, incorporated herein by reference to Exhibit 4.7 to The Goldman Sachs Group, Inc.’s Registration Statement on Form S-3 (File No. 333-130074).

2.	Certificate of Trust of Goldman Sachs Capital II, incorporated herein by reference to Exhibit 4.14 to The Goldman Sachs Group, Inc.’s Registration Statement on Form S-3 (File No. 333-130074).

3.	Certificate of Designations with respect to the Series E Preferred Stock.

4.	Second Supplemental Indenture to the Subordinated Debt Indenture between The Goldman Sachs Group, Inc. and The Bank of New York, as Trustee.

5.	Amended and Restated Declaration of Trust, among The Goldman Sachs Group, Inc. as Sponsor, The Bank of New York as Property Trustee, The Bank of New York (Delaware) as Delaware Trustee, the Administrative Trustees and the holders of the trust securities of Goldman Sachs Capital II.

6.	Stock Purchase Contract Agreement between The Goldman Sachs Group, Inc. and Goldman Sachs Capital II.

7.	Guarantee Agreement between The Goldman Sachs Group, Inc. and The Bank of New York, as Trustee.

8.	Collateral Agreement between The Goldman Sachs Group, Inc., U.S. Bank National Association and Goldman Sachs Capital II.

9.	Form of certificate representing the Normal APEX, included in Exhibit 5.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 17, 2007	THE GOLDMAN SACHS GROUP, INC.

	By:	/s/ Elizabeth E. Beshel
	Name:	Elizabeth E. Beshel
	Title:	Authorized Person

GOLDMAN SACHS CAPITAL II

	By:	/s/ Wing Yee Veronica Foo
	Name:	Wing Yee Veronica Foo
	Title:	Administrative Trustee